UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2009

MEDIVATION, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32836	13-3863260
(State of jurisdiction)	(Commission File No.)	(IRS Employer Identification No.)

201 Spear Street, 3rd Floor

San Francisco, California 94105

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (415) 543-3470

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 13, 2009, the Board of Directors (the “Board”) of Medivation, Inc. (the “Company”) approved the entry into a change of control severance benefits agreement with David Hung, M.D., the Company’s Chief Executive Officer (the “CEO Agreement”), a severance benefits agreement with Rohan Palekar, the Company’s Chief Commercial Officer (the “CCO Agreement”), and a change of control severance benefits agreement with each of the Company’s other current and future executive officers, including “named executive officers,” as such term is defined by Regulation SK Item 402(a)(3), 17 C.F.R. §229.10, et. seq. (collectively, the “Officer Agreements”). The following is a summary of the terms of the CEO Agreement, CCO Agreement and the Officer Agreements.

CEO Agreement of David Hung, M.D.

The CEO Agreement provides Dr. Hung with certain severance and change in control benefits. If the Company terminates Dr. Hung without Cause or if Dr. Hung resigns with Good Reason on or within 12 months following a Change of Control, as those terms are defined in the CEO Agreement, then Dr. Hung will be entitled to a lump sum payment equal to 24 months of his base salary then in effect and payments of premiums for continued health insurance coverage under COBRA for up to 24 months, both of which are subject to Dr. Hung’s execution of a binding release of claims. The term of the CEO Agreement expires on December 31, 2009, with automatic annual extensions thereafter unless notice of nonrenewal is provided by the Company before December 31 of the preceding year.

CCO Agreement with Rohan Palekar

The CCO Agreement provides Mr. Palekar with certain severance benefits. If the Company terminates Mr. Palekar without Cause or if Mr. Palekar resigns with Good Reason, without regard for the occurrence or nonoccurrence of a Change of Control, as those terms are defined in the CCO Agreement, then Mr. Palekar will be entitled to a lump sum payment equal to 18 months of his base salary then in effect and payments of premiums for continued health insurance coverage under COBRA for up to 18 months, both of which are subject to Mr. Palekar’s execution of a binding release of claims. The term of the CCO Agreement expires on December 31, 2009, with automatic annual extensions thereafter unless notice of nonrenewal is provided by the Company before December 31 of the preceding year.

Officer Agreements

The Officer Agreements provide the executive officers of the Company serving at the senior director level and higher with certain severance and change in control benefits. If the Company terminates a party to an Officer Agreement without Cause or if a party to an Officer Agreement resigns with Good Reason on or within 12 months following a Change of Control, as those terms are defined in the Officer Agreements, then the officer will be entitled to a lump sum payment equal to 18 months of his or her base salary then in effect and payments of premiums for continued health insurance coverage under COBRA for up to 18 months, in the case of officers at the senior vice president level and higher, or 12 months of his or her base salary then in effect and payments of premiums for continued health insurance coverage under COBRA for up to 12 months, in the case of vice presidents and senior director level officers, subject in each case to the officer’s execution of a binding release of claims. The term of each Officer Agreement expires on December 31, 2009, with automatic annual extensions thereafter unless notice of nonrenewal is provided by the Company before December 31 of the preceding year.

The foregoing descriptions are qualified in their entirety by reference to the CEO Agreement, the CCO Agreement and the Officer Agreements, which will be filed with the company’s Annual Report on Form 10-K for the year ended December 31, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIVATION, INC.

Dated: January 20, 2009	By:	/s/ C. Patrick Machado
C. Patrick Machado
Senior Vice President, Chief Financial Officer